UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________________________

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
__________________________

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

MSC INDUSTRIAL DIRECT CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):
☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

MSC INDUSTRIAL DIRECT CO., INC.
DECEMBER 23, 2025
SUPPLEMENT TO THE PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON JANUARY 21, 2026

Explanatory Note

This supplement (this “Supplement”) to the definitive proxy statement filed by MSC Industrial Direct Co., Inc. (the “Company”) with the Securities and Exchange Commission on December 11, 2025 (the “Proxy Statement”) relating to the Company’s 2026 Annual Meeting of Shareholders to be held at 9:00 AM, Eastern Time, on Wednesday, January 21, 2026 (the “Annual Meeting”) is being filed solely to correct an inadvertent error with respect to the description of the voting standard for Proposal 4 – Approval of Amendment No. 1 to Our Amended and Restated Associate Stock Purchase Plan (“Proposal 4”).

Except as specifically supplemented by the information contained below, all information set forth in the Proxy Statement remains unchanged.

The second paragraph under the heading “Approval of Amendment No. 1 to Amended and Restated Associate Stock Purchase Plan (Proposal 4)” on page 64 of the Proxy Statement, which states the voting standard applicable to Proposal 4, is revised to read as follows:

Approval of Amendment No. 1 will require the affirmative vote of at least a majority of the votes cast in person or by proxy at the Annual Meeting, assuming the presence of a quorum. Abstentions and broker non-votes are not counted for any purpose in determining whether this proposal has been approved. As further discussed in the section titled “What is a broker non-vote” on page 72 of this Proxy Statement, if you own shares through a bank, broker or other holder of record, you must instruct your bank, broker or other holder of record how to vote in order for them to vote your shares so that your vote can be counted on this proposal.

The Company urges you to read the Proxy Statement and this Supplement in their entirety. This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. If you have already voted your shares or submitted your proxy, you do not need to take any action unless you wish to change your vote.